SUBADVISORY AGREEMENT

  FRANKLIN STRATEGIC SERIES on behalf of FRANKLIN U.S. LONG-SHORT
                                      FUND


      This SUBADVISORY AGREEMENT made as of May 1, 2003, (this "Agreement") by and between FRANKLIN ADVISERS, INC., a corporation organized and existing under the laws of the State of California (hereinafter called "FAV") and FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC., a Delaware corporation (hereinafter called "FTAS").

                               W I T N E S S E T H

      WHEREAS, FAV is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the "Advisers Act"), and is engaged in the business of supplying investment advice, and investment management services, as an independent contractor; and

      WHEREAS, FAV has been retained to render investment management services to Franklin U.S. Long-Short Fund, (the "Fund"), a series of Franklin Strategic Series (the "Trust"), an investment management company registered with the United States Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, FAV desires to retain FTAS to render investment advisory, research and related services to the Fund pursuant to the terms and provisions of this Agreement, and FTAS is interested in furnishing said services.

      WHEREAS, the parties intend that this Agreement shall not affect the ongoing rendering of investment management services by FAV with respect to the investments for the Fund, pursuant to the investment advisory agreement between FAV and the Trust on behalf of the Fund.

      NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

      1. FAV hereby retains FTAS and FTAS hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

           (a) Subject to the overall policies, control, direction and review of the Trust's Board of Trustees (the "Board") and to the instructions and supervision of FAV, FTAS will provide a continuous investment program for the Fund and investment research and advice with respect to securities and investments and cash equivalents in the Fund. So long as the Board and FAV determine, on no less frequently than an annual basis, to grant the necessary delegated authority to FTAS, and subject to paragraph (b) below, FTAS will determine what securities and other investments will be purchased, retained or sold by the Fund, and will place all purchase and sale orders on behalf of the Fund.

           (b) In performing these services, FTAS shall adhere to the Fund's investment objectives, policies and restrictions as contained in its Prospectus and Statement of Additional Information, and in the Trust's Declaration of Trust, and to the investment guidelines most recently established by FAV and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

           (c) Unless otherwise instructed by FAV or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by FAV or by the Board, FTAS shall report daily all transactions effected by FTAS on behalf of the Fund to FAV and to other entities as reasonably directed by FAV or the Board.

           (d) FTAS shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. FTAS shall also make an investment officer available to attend such meetings of the Board as the Board may reasonably request.

           (e) In carrying out its duties hereunder, FTAS shall comply with all reasonable instructions of the Fund or FAV in connection therewith. Such instructions may be given by letter, telex, telefax, or other electronic communication form, or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to FTAS.

      2. In performing the services described above, FTAS shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, FTAS may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, FTAS shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

      3. (a) FTAS shall, unless otherwise expressly provided and authorized, have no authority to act for or represent FAV or the Fund in any way, or in any way be deemed an agent for FAV or the Fund.

           (b) It is understood that the services provided by FTAS are not to be deemed exclusive. FAV acknowledges that FTAS may have investment responsibilities, or render investment advice to, or perform other investment advisory services, for individuals or entities, including other investment companies registered pursuant to the 1940 Act, ("Clients") which may invest in the same type of securities as the Fund. FAV agrees that FTAS may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund.

      4. FTAS agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.

      5. FAV has furnished or will furnish to FTAS as soon as available copies properly certified or authenticated of each of the following documents:

           (a) the Trust's Certificate of Trust, as filed with the Secretary of State of the State of Delaware on January 25, 1991, and any other organizational documents and all amendments thereto or restatements thereof;

           (b) resolutions of the Trust's Board of Trustees authorizing the appointment of FTAS and approving this Agreement;

           (c) the Trust's original Notification of Registration on Form N-8A under the 1940 Act as filed with the SEC and all amendments thereto;

           (d) the Trust's current Registration Statement on Form N-1A under the Securities Act of 1933, as amended and under the 1940 Act as filed with the SEC, and all amendments thereto, as it relates to the Fund;

           (e) the Fund's most recent Prospectus and Statement of Additional Information; and

           (f) the Investment Advisory Agreement between the Fund and FAV.

FAV will furnish FTAS with copies of all amendments of, or supplements to, the foregoing documents.

      6. FTAS will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTAS may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

      7. FAV shall pay a fee in cash to FTAS based upon a percentage of the value of the Fund's net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by FTAS, payable monthly. The advisory fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement, and shall be reduced by the amount of any advance payments made by FAV relating to the previous month.

           (a) For purposes of calculating such fee, the value of the net assets of the Fund shall be determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of its shares, all as set forth more fully in the Trust's current Prospectus. The management fee payable by the Fund shall be calculated daily at the following annual rate:

                0.50% of the average daily net assets of the Fund.

           (b) FAV and FTAS shall share equally in any voluntary reduction or waiver by FAV of the management fee due FAV under the Investment Advisory Agreement between FAV and the Fund.

           (c) If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

      8. Nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

      9. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of FTAS, neither FTAS nor any of its members, officers, employees or affiliates shall be subject to liability to FAV or the Fund or to any shareholder of the Fund for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

         (b) Notwithstanding paragraph 9(a), to the extent that FAV is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by FTAS pursuant to authority delegated as described in Paragraph 1(a), FTAS shall indemnify and save FAV and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

         (c) No provision of this Agreement shall be construed to protect any director, member or officer of FAV or FTAS, from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

      10. During the term of this Agreement, FTAS will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and FAV will be responsible for all of their respective expenses and liabilities.

      11. This Agreement shall be effective as of the date in the preamble, and shall continue in effect for two years. It is renewable annually thereafter for successive periods not to exceed one year each (i) by a vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and
(ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

      12. This Agreement may be terminated at any time, without payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to FAV and FTAS, and by FAV or FTAS upon sixty (60) days' written notice to the other party.

      13. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between FAV and the Fund.

      14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, FTAS hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request. FTAS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      15. This Agreement may not be materially amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund and may not be amended without the written consent of FAV and FTAS.

      16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

      17. The terms "majority of the outstanding voting securities" of the Fund and "interested persons" shall have the meanings as set forth in the 1940 Act.

      18. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America.

      19. FTAS acknowledges that it has received notice of, and accepts the limitations of, the Trust's liability as set forth in Article III of its Agreement and Declaration of Trust. FTAS agrees that the Trust's obligations hereunder shall be limited to the assets of the Fund, and that FTAS shall not seek satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.


FRANKLIN ADVISERS, INC.


By: _________________________
      Martin L. Flanagan
      President



FRANKLIN TEMPLETON ALTERNATIVE STRATEGIES, INC.


By: _________________________
      Vijay Advani
      President



Franklin Strategic Series, on behalf of Franklin U.S. Long-Short Fund hereby acknowledges and agrees to the provisions of paragraphs 9(a) and 10 of this Agreement.


FRANKLIN STRATEGIC SERIES on behalf of the FRANKLIN U.S. LONG-SHORT FUND


By: _________________________
      Murray L. Simpson
      Vice President & Secretary























                ASSIGNMENT AND ASSUMPTION AGREEMENT
                            OF SUBADVISORY AGREEMENT

           This Assignment and Assumption Agreement is made as of May 1, 2003 by and between Franklin Templeton Asset Strategies, LLC ("FTAS, LLC"), a Delaware limited liability company, and Franklin Templeton Alternative Strategies, Inc. (FTAS, Inc"), a Delaware corporation.

           WHEREAS, FTAS, Inc. is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended, which assumed the investment adviser registration of FTAS, LLC;

           WHEREAS, Franklin Advisers, Inc. ("FAV") serves as the investment adviser to the Franklin U.S. Long-Short Fund (the "Fund"), a series of Franklin Strategic Series, pursuant to the Investment Advisory Agreement dated as of May 1, 2002;

           WHEREAS, FTAS, LLC, provided the subadvisory services to the Fund pursuant to the Subadvisory Agreement dated October 9, 2001 between FTAS, LLC and FAV (the "Agreement");

           WHEREAS, FTAS, LLC reorganized into FTAS, Inc. and, therefore, FTAS, Inc. intends to assume FTAS, LLC's obligations under the Agreement; and

           WHEREAS, the reorganization of FTAS, LLC with and into FTAS, Inc. does not result in a change of control or management, and thus does not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended.

           NOW, THEREFORE, the parties hereto agree as follows:

           1. The Agreement previously in effect between FTAS, LLC and FAV is hereby assumed in its entirety by FTAS, Inc., except that all references to FTAS, LLC shall be replaced with references to FTAS, Inc.

           2. FTAS, Inc. agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of FTAS, LLC thereunder.

           3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

           IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN TEMPLETON ASSET                  FRANKLIN TEMPLETON
STRATEGIES, LLC                           ALTERNATIVE STRATEGIES,
INC

By:  ________________________                  By:
      Vijay Advani                             Vijay Advani
      President                                President

ACKNOWLEDGED:

FRANKLIN STRATEGIC SERIES

By:  ________________________
       Murray L. Simpson
       Vice President & Secretary